UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2010

INTERACTIVE DATA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31555	13-3668779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)(c) Interactive Data Corporation, a Delaware corporation (the “Company”), appointed Vincent Chippari to serve as the Company’s Senior Vice President and Chief Financial Officer upon his commencing employment effective October 25, 2010. Mr. Chippari is 50 years old. From January 2009 to October 2010, Mr. Chippari served as Chief Financial Officer of FleetMatics Group Limited, a leading provider of GPS-based fleet management services. From August 2006 to January 2009, Mr. Chippari served as Executive Vice President and Chief Financial Officer of NameMedia, Inc., a leader in the acquisition, development and trading of premium Internet domain names. From May 2005 to August 2006, Mr. Chippari served as Chief Strategy Officer of Thomson Healthcare, a division of The Thomson Corporation, a leading provider of information for businesses and professionals, following Thomson’s acquisition of Information Holdings Inc. where he had served as Executive Vice President and Chief Financial Officer since 1998.

Christine A. Sampson, who has served as the Company’s Interim Chief Financial Officer since September 2009 (in addition to her roles as Vice President of Finance, Chief Accounting Officer, and Treasurer) will continue to serve as the Company’s Vice President of Finance, Chief Accounting Officer, and Treasurer.

John King left the Company effective October 22, 2010. Mr. King was a named executive officer of the Company.

Employment Agreement

In connection with his appointment as Senior Vice President and Chief Financial Officer and his commencing employment with the Company, Mr. Chippari and the Company entered into (i) an Employment Agreement (the “Employment Agreement”) and (ii) a Confidentiality, Non-Interference and Invention Assignment Agreement (the “Confidentiality Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Chippari will receive an annual base salary of no less than $350,000 and will have a target annual bonus opportunity equal to 50% of his base salary. Annual bonuses, if any, will be payable subject to achievement of annual corporate and individual performance objectives established for each such year. The Employment Agreement also entitles Mr. Chippari to a one-time sign-on bonus equal to $117,000 on or prior to March 1, 2011, subject to his remaining employed through the payment date.

The Employment Agreement also provides that if Mr. Chippari is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Chippari for “good reason” (as defined in the Employment Agreement), Mr. Chippari will be entitled to any accrued obligations, the payment of his sign-on bonus to the extent not yet paid, and subject to his execution of a general release in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the Confidentiality Agreement described below, (i) any unpaid annual bonus from a prior completed fiscal year, (ii) continuation of his base salary for 12 months, and (iii) reimbursement for his COBRA premiums for up to 12 months. If Mr. Chippari’s employment is terminated on account of his death or “disability” (as defined in the Employment Agreement), he will be entitled to any accrued obligations and, subject to his (or his estate’s) execution of a general release in favor of the Company and its affiliates, any unpaid annual bonus from a prior completed fiscal year.

Pursuant to the Confidentiality Agreement, Mr. Chippari will be subject to restrictions on competition and interference during his employment with the Company and for a period of 12 months thereafter. The Confidentiality Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.

Option Agreement

The Company is a wholly owned subsidiary of Igloo Intermediate Corporation, a Delaware corporation, which is wholly owned by HG Investors LLC. HG Investors LLC is wholly owned by Igloo Holdings Corporation, a Delaware corporation (“Holdings”). On October 25, 2010, Holdings entered into an Option Grant Notice and Agreement (the “Option Agreement”) with Mr. Chippari pursuant to which he was granted nonqualified stock options to purchase 2,000,000 shares of Holdings Common Stock pursuant to the Holdings 2010 Stock Incentive Plan. Fifty percent of the options will vest over five years based on continued service with the Company (subject to accelerated vesting upon an involuntary termination without “cause” or a voluntary resignation for “good reason,” in either case within 12 months following a change in control of Holdings), and the remaining 50% will vest based on both continued service through, and the return on invested capital received by Holdings’s private equity sponsors upon, the occurrence of certain “liquidity events” set forth in the Option Agreement. Shares of Holdings Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth (10th) anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION
(Registrant)

By:	/S/ CHRISTINE A. SAMPSON
Name:	Christine A. Sampson
Title:	Vice President of Finance, Chief Accounting Officer and Treasurer

Date: October 25, 2010

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